Please see Schedule “C” to Exhibit 4.8 of the Company’s Form 20-F for the year-ended March 31, 2008.

EVOLVING GOLD
CORP

January 15, 2008

Bald Mountain Mining Co.
330 South Summit
Newcastle, Wyoming 82701

Dear Sirs:

Attention: Mr. Paul Miller

Letter Agreement to acquire Bald Mountain Mining Company's ("BMM") interest in the Amended and Restated Rattlesnake Hills Option Agreement, between BMM and Golden Predator Mines US Inc. dated December 11, 2007 ("Rattlesnake Hills Agreement")

This Letter Agreement will record the terms whereby BMM will assign to Evolving Gold Corp. (the "Company"), 100% of BMM's interests and rights in the Rattlesnake Hills Agreement (the "Assignment"). The Assignment is expressly subject to:

(a) approval of the share issuances under this Letter Agreement by the TSX Venture Exchange (the "TSX-V"); and

(b) the execution of an option agreement among Golden Predator Mines US Inc., the Company and Evolving Gold Corp.

The terms of the agreement are as follows:

Assignment of the Interest in the Rattlesnake Hills Agreement

2. BMM will assign 100% of its rights and interests in the Rattlesnake Hills Agreement, attached hereto as Schedule "A", to the Company, in exchange for cash consideration of USD$200,000 and the issuance of 400,000 shares in the common stock of Evolving Gold Corp. (the "Consideration").

No Partnership

3. The rights and obligations of the parties will be, in each case, several, and will not be or be construed to be either joint or joint and several. Nothing contained in this Letter Agreement will be deemed to constitute a party a partner, an agent or legal representative of any other party. It is intended that this Letter Agreement will not create the relationship of a partnership between the parties and that no act done by any party pursuant to the provisions hereof will operate to create such a relationship.

Execution of Documents

4. Concurrent with the execution and delivery of this Letter Agreement, the Company and BMM will execute and deliver such documents as are reasonably required by counsel for the

Company and BMM in connection with the Assignment, the requirements of the TSX-V, and any other matters described herein.

Representations and Warranties of Each Party

5. Each party represents and warrants to the other party that:

(a) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b) it has full power and authority to carry on its business and to enter into this Letter Agreement and any agreement or instrument referred to or contemplated by this Letter Agreement;

(c) neither the execution and delivery of this Letter Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(d) the execution and delivery of this Letter Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

Representations and Warranties of BMM

6. BMM represents and warrants to the Company that:

(a) the Rattlesnake Hills Agreement is presently in good standing between BMM and Golden Predator Mines US Inc.;

(b) BMM has a right to enter into this Letter Agreement and the required consent to assign its interest in the Rattlesnake Hills Agreement in accordance with the terms of this Letter Agreement; and

(c) all corporate authorizations have been obtained by BMM for the execution of this Letter Agreement and the other agreements and documents contemplated hereby and for the performance of its obligations hereunder and thereunder.

Conditions Precedent

7. The Company's obligations to complete the Assignment are subject to the following conditions precedent which are for its sole benefit and which may, accordingly, be waived by the Company in its sole discretion:

(a) receipt by the Company of TSX-V approval for the issuance of shares pursuant to this Letter Agreement; and

(b) execution of an option agreement amongst Golden Predator Mines US Inc., the Company and Evolving Gold Corp.

The Closing

8. Upon execution of this Letter Agreement and the satisfaction or waiver of the conditions in paragraph 8, the Company will deliver the Consideration to BMM within 5 business days.

Confidential Information

9. Each of the Company and BMM acknowledges that each will be providing to the other information that is non-public, confidential, and proprietary in nature. Each of the Company and BMM (and their respective affiliates, representative, agents and employees) will keep such information confidential.

10. Each of the Company and BMM agrees that it will not make any public disclosure of the existence of this Letter Agreement or of any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, in which event the party contemplating disclosure will inform the other party of and obtain its consent to the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

General and Miscellaneous

11. Any notice, direction or other communication required or permitted to be given under this Letter Agreement will be in writing and may be given by personal delivery or by facsimile transfer or email, in each case addressed as follows:

(a) If to the Company at:

725 – 666 Burrard Street
Vancouver, BC V6C 2X8
Attention: Robert Bick
Email: robert@evolvinggold.com

(b) If to BMM at:

330 South Summit
Newcastle, Wyoming 82701
Attention: Paul Miller
Fax: 304-746-4112

12. Any notice, direction or other communication will, if delivered, be deemed to have been given and received on the day it was delivered and, if sent by facsimile transfer or email, will be deemed to have been given or received on the next business day in the jurisdiction of the person to whom the notice is sent, following the day on which it was sent, provided that the sender does not receive notification of a transmission error.

13. Any party may at any time give to any other party notice in writing of any change of address of the party giving such notice, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder. Any change of address notice shall include, if possible, a contact number for the sending of notices by telecommunication hereunder.

14. This Letter Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein. This Letter Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

15. The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Letter Agreement.

16. This Letter Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

17. All dollar amounts expressed herein refer to lawful currency of the United States

18. This Letter Agreement will be construed and governed by the laws in force in the State of Wyoming and the courts of said State will have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This paragraph will not be construed to affect the rights of a party to enforce a judgment or award outside the said State.

19. If any provision of this Letter Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Letter Agreement had been executed without the illegal, invalid or unenforceable portion.

20. This Letter Agreement may be executed in several counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

If the foregoing terms are acceptable to you kindly so indicate by signing and returning the enclosed copy of this Letter Agreement to us, which may be by facsimile transmission or by emailing a PDF copy of the signed Letter Agreement. Upon receipt by us of the signed copy of this Letter Agreement, such will constitute a legally binding and enforceable agreement between us.

Yours very truly,

EVOLVING GOLD CORP.

Per:______________________________
Authorized Authority

AGREED TO AND ACCEPTED THIS _____ day of January, 2008.

Amended and Restated Rattlesnake Hills Option Agreement between Bald Mountain Mining Company and Golden Predator Mines US Inc., dated December 11, 2007